Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Invesco CurrencyShares® British Pound Sterling Trust of our report dated March 8, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Invesco CurrencyShares® British Pound Sterling Trust’s Transition Report on Form 10-K for the two months ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
October 18, 2019